Marsh & McLennan Companies 1166 Avenue of the Americas New York, NY 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1
NEWS RELEASE

Media Contact: Erick Gustafson Marsh & McLennan Companies +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh & McLennan Companies +1 212 345 6750 sarah.dewitt@mmc.com

MARSH & McLENNAN COMPANIES NAMES TAMARA INGRAM
TO BOARD OF DIRECTORS

NEW YORK, July 18, 2019 - The Board of Directors of Marsh & McLennan Companies, Inc. (NYSE: MMC) today elected Tamara Ingram as a Director effective July 19, 2019. With Ms. Ingram’s election, the Company’s Board will consist of 13 Directors.

Ms. Ingram currently serves as Global Chairman at Wunderman Thompson, a creative, data and technology agency with 20,000 employees in 200 offices across 90 markets. Ms. Ingram’s previous roles within media conglomerate WPP plc, include Global Chief Executive Officer of J. Walter Thompson, Group Chief Executive Officer of Grey UK and Team Leader for Procter & Gamble across all WPP agencies. Earlier in her career, Ms. Ingram was Chief Executive Officer of McCann Worldgroup and Chief Executive Officer of Saatchi & Saatchi’s London office.

“I am delighted to welcome Tamara to the Board,” said H. Edward Hanway, Independent Chairman of the Company’s Board of Directors. “Tamara’s expertise in data-driven marketing and operational skills in leading a client-focused, global business make her a tremendous addition to our Board. We look forward to working closely with her.”

Ms. Ingram previously served as a non-executive director of London Stock Exchange-listed companies Sage Group plc and Serco Group plc. She is a Trustee of Save the Children International (UK) and was awarded an OBE (Officer of the Most Excellent Order of the British Empire) for her work as Chairman of Visit London.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world's leading professional services firm in the areas of risk, strategy and people. The company's 75,000 colleagues advise clients in over 130 countries. With annualized revenue approaching $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

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